Exhibit 3.1.2

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

SEAL FLEET, INC.

INTO

SEAL HOLDINGS CORPORATION

(PURSUANT TO SECTION 253 OF THE

GENERAL CORPORATION LAW OF DELAWARE)

Seal Fleet, Inc., a Nevada corporation (the “Corporation”), does hereby certify as follows:

FIRST: That the Corporation is incorporated and duly organized pursuant to the General Corporation Law of the State of Nevada.

SECOND: That the Corporation owns all of the outstanding shares of the capital stock of Seal Holdings Corporation, a Delaware corporation (“Seal Holdings”) duly organized pursuant to the General Corporation Law of the State of Delaware.

THIRD: That the Corporation, by the following resolutions of its Board of Directors duly adopted on the 6th day of June, 1997, determined to and did authorize the merger of the Corporation with and into Seal Holdings on the conditions set forth in such resolutions:

RESOLVED, that it is deemed advisable and in the best interests of the Corporation to merge with and into Seal Holdings Corporation, a Delaware corporation (“Seal Holdings”) and a wholly-owned subsidiary of the Corporation, so that Seal Holdings is the surviving corporation and to have Seal Holdings assume all of the rights, properties, interests, liabilities and obligations of the Corporation; and

FURTHER RESOLVED, that the form, terms and provisions of the Agreement aid Plan of Merger between the Corporation and Seal Holdings (the “Merger Agreement”) in substantially the form of the agreement attached as Appendix D to the Corporation’s Proxy Statement dated April 11, 1997, a copy of such Merger Agreement having been delivered to each Director, in each case with such changes, additions and deletions thereto as the President or any Vice President shall approve (with execution of such Merger Agreement to be conclusive evidence that any such changes, additions and deletions have been approved), is hereby approved and-the President be any Vice-President be-and hereby approved alone or together with other officers, authorized and empowered to execute and deliver on behalf and in the name of the Corporation the Merger Agreement; and

FURTHER RESOLVED, that the shares of common stock of Seal Holdings Corporation now held in the name of the Corporation be voted in favor of the merger on the terms set forth in the Merger Agreement; and

FURTHER RESOLVED, that the Merger Agreement is hereby amended by an addition to Section 1.5(a) thereof, allowing “any other corporate services company” to be selected by the Corporation as Exchange Agent under the Merger Agreement; and

FURTHER RESOLVED, that the proper officers of the Corporation, and each of them, are hereby authorized and empowered on behalf and in the name of the Corporation to appoint Registrar and Transfer Company as Exchange Agent as provided in Section 1.5 of the Merger Agreement and to take or cause to be taken all such other actions and to make all such payments, if any, that are required to be taken or made by the Corporation under the terms and provisions of the Merger Agreement; and

FURTHER RESOLVED, that upon the effective date of the merger of the Corporation with and into Seal Holdings and without any further action on the part of the Corporation, Seal Holdings or their respective stockholders (A) each share of Class A Common Stock, $.20 par value, and each share of Class B Common Stock, $.20 par value, of the Corporation issued and outstanding immediately prior to the effective time of said merger shall be changed and converted into and become one fully paid and nonassessable share of the Class A and Class B Common Stock, $.20 par value, respectively, of Seal Holdings and (B) each share of common stock of Seal Holdings issued and outstanding immediately prior to the effective time of said merger shall be canceled in accordance with the terms and provisions of the Merger Agreement; and

FURTHER RESOLVED, that the President or any Vice President and the Secretary or any Assistant Secretary are hereby authorized and directed to execute, acknowledge and file (A) in accordance with the provisions of Section 103 of the General Corporation Law of the State of Delaware (“Delaware GCL”) a certificate of ownership and merger as prescribed by the provisions of Section 253 of the Delaware GCL, and (B) in accordance with the provisions of Section 92A.230 of the Nevada GCL an articles of merger as prescribed by the provisions of Section 92A.200 of the Nevada GCL; and

FURTHER RESOLVED,-that pursuant to the provisions of Section 2.51 (d) of the Delaware GCL, the Corporation’s Board of Directors may abandon the merger of the Corporation with and into Seal Holdings, if the Board of Directors determines in its sole discretion that consummation of the merger would not be in the best interests of the Corporation; and

FURTHER RESOLVED, that the proper officers of the Corporation, and each of them, are hereby authorized and empowered on behalf and in the name of the Corporation from time to time to take or cause to be taken any and all such actions, to make, execute, acknowledge, verify and deliver all such further agreements, instruments, documents and certificates, to pay all such fees and expenses and to do all such other acts and things as may, in the judgment of any said officer, be necessary to carry out the purposes of these resolutions.

FOURTH: That the laws of the State of Nevada under which the Corporation is incorporated permit a corporation of such jurisdiction to merge with a corporation of another state and the merger has been adopted, approved, certified, executed and acknowledged by the Corporation in accordance with the laws of Nevada.

IN WITNESS WHEREOF, Seal Fleet, Inc. has caused this Certificate of Ownership and Merger to be signed by its President this 9th day of June, 1997.

SEAL FLEET, INC.

/s/ Thomas M. Ferguson

Thomas M. Ferguson, President

STATE OF FLORIDA	)
COUNTY OF PALM BEACH	)

I, Rita W. Simpson a notary public, do hereby certify that on the  9th day of June, 1997, personally appeared before me Thomas M. Ferguson, who being by me first duly sworn, declared that he is President of Seal Fleet, Inc., that he executed the foregoing document as President of the Corporation, and that the statements therein contained are true.

Notary Public

/s/ Rita W. Simpson

My commission expires:

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